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                                                                    Exhibit 99-1

   FOR IMMEDIATE RELEASE



Investor Contact: David E. Bosher                 Media:  Burton W. Rice, CFA
                  Senior Vice President           Corporate Communications
                   and CFO                        (615) 254-3376
                  (804) 287-5685


CADMUS COMMUNICATIONS FURTHER INCREASES FOCUS ON CORE BUSINESSES

     Additional Capacity Rationalization and Cost Saving Actions Planned

Richmond, Va. (Apr. 3, 2001) - Cadmus Communications Corporation (Nasdaq/NM:
CDMS) ("Cadmus") today announced additional actions to intensify the Company's focus on its core businesses and further reduce its exposure to the cyclical, highly priced competitive commercial print market. Cadmus said that the actions announced today are prompted by the industry-wide impact of the slowing economy on commercial and magazine print demand. These actions will align resources and capacity to support growth opportunities within its core scientific, technical and medical (STM) journal and books and directories businesses.

In February, Cadmus announced the decision to consolidate its technology-related logistics operations. The Company now plans additionally to consolidate its two Richmond-based commercial and magazine printing operations and reconfigure equipment to better service these markets. Cadmus will also be taking other actions to further reduce operating costs to reflect changes in demand. The Company said that these consolidations and cost saving initiatives will result in aggregate pre-tax charges of approximately $15.5 - $17.0 million, of which $11.0 million will be non-cash. The majority of the charges will be recognized in the fiscal third quarter ended March 31, 2001, and the balance is expected in the fiscal fourth quarter. The Company expects annualized cost savings of approximately $7.0 to $7.5 million before taxes as a result of these actions which, when completed, should generate approximately $13.0 million in net cash proceeds.

Commenting on the announcement, Bruce V. Thomas, president and chief executive officer, noted, "Demand remains solid in our STM journal and books and directories businesses, which primarily serve the scientific, technical, and medical market. The consolidation among publishers has led to some pricing pressures, and we are experiencing higher costs related to several projects that will enhance our content-management and other STM journal services. Still, the fundamentals in these core businesses remain sound and offer us attractive growth potential. Our other operating units, however, have not been immune from much lower demand and increased competitive pressures in the commercial and magazine printing markets resulting from the economic slowdown and reduced advertising spending. These developments have affected the financial performance and prospects of both Cadmus and our industry peers."
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Thomas added, "We are responding aggressively to these changes in demand.  For the business opportunities in our journal and books and directories businesses, we continue to invest in additional, enhanced STM content management systems and other new product/service offerings. In those markets where we face more challenging market conditions, we are rationalizing capacity and reconfiguring plants and equipment to improve manufacturing productivity and to strengthen our competitive advantages. In this more challenging environment, we must operate as efficiently as possible, maximize the return on our capital and position our resources where they will yield the highest return."

Continuing, Thomas said, "For our fiscal third quarter, we achieved a $7.6 million reduction in total debt. This performance tracks with our target of reducing debt by about $20 million for the fiscal year as a whole. We believe, however, that operating income for the fiscal third quarter will be about 30% below our target of approximately $10.0 million due to the economic slowdown, losses from operations that are being closed, and one-time expenses and incremental costs being incurred to pursue growth opportunities in the STM market. We expect the shortfall in net income, before special charges, to be larger due to the fixed nature of interest expense and amortization of goodwill. The actions we are taking should contribute to improved financial performance for the fiscal fourth quarter when compared to the fiscal third quarter. We expect that positive trend to extend into fiscal 2002."

Cadmus indicated that it will discuss the actions being taken and the revised forward-looking guidance at the Company's regularly scheduled quarterly conference call at 9:00 a.m. (EDT) on Tuesday, May 1, 2001.

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the largest provider of production services to scientific, technical and medical journal publishers in the world, the fourth largest publications printer in North America, and a leading national provider of specialty packaging products and services.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Information in this release relating to Cadmus' future prospects and performance are "forward-looking statements" and, as such, are subject to risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to: (1) the length and severity of the current economic slowdown, (2) the ability of the Company to successfully retain customer relationships from its Atlanta and Richmond operations, (3) the ability of the Company to dispose of excess assets at values assumed in its reserves, (4) the success of the Company in retaining key employees during the transition period, (5) the ability of the Company to obtain cost savings and to lower overall logistics operating costs, and (6) the Company's ability to continue to win new business in an environment characterized by excess capacity and more aggressive pricing from competitors. The information included in this release is representative only on the date hereof, and the Company undertakes no obligation to update any forward-looking statements made.
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                                 Facts In Brief

        Cadmus Communications Corporation 2001 Capacity Rationalization
                             And Cost Savings Plan

Strategic Overview:

     o This plan is intended to accelerate the focus of the Company's resources on its core Publications Services (STM journals, magazines, and book/directories services) and Specialty Packaging businesses and to effect meaningful cost savings. The principal components of this plan include the previously announced consolidation of its Atlanta-based logistics operations and the subsequent decisions to consolidate certain magazine and commercial printing operations and to implement other cost-savings initiatives that, together with the plant consolidations, will effect an approximate 8% reduction in personnel.

     o The increased emphasis on the Publications Services businesses reflects the significant growth opportunities apparent in these businesses. The Company's intent is to capitalize on its world leadership position in the management of content for society, association, and commercial publishers. As a result of these actions and previous restructuring moves, the Company's capital and personnel are more focused on the "content-centric" growth opportunities in our Publications Services businesses.

     o The actions will significantly improve the Company's manufacturing base and its ability to compete in its core markets. As a result of these actions, capacity will be rationalized and equipment will be reconfigured to provide greater manufacturing efficiency in key magazine and commercial printing plants and to provide customers increased flexibility and enhanced service.

     o An important driver for the current changes is the reality of a slowing economy and the need to reduce costs. The plant consolidations and workforce reductions are being planned to avoid any disruption in customer service and are largely based on excess capacity, redundant operations or efficiencies facilitated by the use of new technology.

Financial Overview:

     o    Charges related to these actions are expected as follows:

          Total charge (est.):               $15.5 - $17.0 million
                                             Non-cash items - $11.0 million

     o Annual savings of approximately $7.0 to $7.5 million before taxes are expected from the implementation of these plans.
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     o    The majority of the charges will be recognized in the third fiscal quarter that ended in March 2001. This amount will include the charge associated with the previously announced consolidation of the Company's Atlanta-based logistics operations. The remainder of the charges are expected to be recognized in the fiscal fourth quarter.

     o Proceeds of more than $13.0 million are estimated from the sale of assets, tax benefits and reduced working capital requirements, net of cash charges.

     o The Company expects the loss of approximately $20-25 million in annual net sales, principally related to sheet-fed commercial printing volume and smaller, less profitable logistics accounts.

     o The Company does not expect a material impact on its balance sheet as a result of the restructuring charges. The following summarizes the pro forma balance sheet assuming the charges have been fully recognized.

          ($ million, except book value per share)

                                     Actual (12/00)    Pro Forma (12/00)
                                     --------------    -----------------
          Debt                           $188.5             $175.5
          Shareholders' equity            121.2              111.0
                                         ------             ------
          Total capitalization           $309.7             $286.5

          Book value/share               $13.56             $12.42

Restructuring Summary:

     o    The restructuring plan encompasses the following major actions:

          - Closure of the Atlanta logistics center and consolidation of those activities with the newer center in Charlotte, N.C.

          - Consolidation of the two Richmond, Virginia based commercial and magazine printing facilities.

          - Implementation of additional synergies associated with the continued integration of the Mack Printing Company operations acquired in 1999.

          - Additional personnel reductions, together with the two plant consolidations, resulting in a total reduction of approximately 8% of the 3,500 person associate base.
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     o    The closure of the Atlanta operation reflects reduced demand from technology-oriented customers as well as a shift in customers' needs to services better provided from the newer center in Charlotte. The incremental volume should lead to improved profitability and productivity. The move will also serve as a catalyst to pursue several exciting, new marketing initiatives related to specialty packaging.

     o The consolidation of the Richmond-based printing operations principally reflects the impact of the economic slowdown on commercial print demand as well as the excess capacity that exists industry-wide. The Company will be consolidating its Richmond-based sheet-fed printing capacity and reconfiguring certain of its web presses to provide much needed 8-unit capacity to better serve the special interest magazine market.

     o Other operational changes include additional phases of the planned consolidation envisioned when Mack Printing was acquired, especially in reprints, backcopy fulfillment, and pre-press, as well as some direct workforce reductions. The timing of these actions follows the original plan set at the time of the acquisition to ensure a continuing high level of service to customers. Most of these actions are expected to be completed by the close of fiscal 2001.

     o The plan will have no adverse impact on the Company's continuing drive to capitalize on its position as the leading content manager in the STM sector. This initiative continues to encompass the increasing use of technology, expanded use of offshore composition services and strategic alliances with other companies.

Business Profile:

     o Following this capacity rationalization and cost savings plan, Cadmus will serve the publications services market with comprehensive content management services, as well as the production and distribution of journals, magazines, and books and directories. Essentially, the Company will be a specialized content manager that handles end-to-end distribution of that content in print. Cadmus also will continue to serve the specialty packaging market through the design, production and distribution of packaging and related marketing materials.

     o Cadmus ranks as the nation's largest content manager in the STM journals market.

     o Cadmus ranks as one of North America's five largest printers of periodicals.